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                                                                     Exhibit 5.3


                                       August 23, 2002





The Gillette Company
Prudential Tower Building
Boston, Massachusetts 02199

Ladies and Gentlemen:

         Reference is made to our opinion dated June 5, 2002 and included as
Exhibit 5 to the Registration Statement on Form S-3 (File No. 333-86336) (the "REGISTRATION STATEMENT") previously filed by The Gillette Company, a Delaware corporation (the "COMPANY"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and declared effective on July 10, 2002. We are rendering this supplemental opinion in connection with the prospectus supplement dated August 23, 2002 (the "PROSPECTUS SUPPLEMENT") filed by the Company pursuant to Rule 424 promulgated under the Securities Act. The Prospectus Supplement relates to the offering by the Company from time to time of up to U.S. $500 million aggregate initial offering price of Gillette CoreNotes(SM) Due Nine Months or More from the Date of Issue (the "NOTES"). The Notes will be issued under the Indenture dated as of April 11, 2002 between the Company and Bank One, N.A., as trustee (the "TRUSTEE"), as supplemented by the Second Supplemental Indenture dated as of August 23, 2002 and as further amended or supplemented from time to time hereafter (collectively, the "INDENTURE").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

         The opinion expressed herein is limited to matters governed by the laws of the State of New York.

         Based upon the foregoing, we are of the opinion that the Notes have been duly authorized by all necessary corporate action of the Company and, when the Notes have been duly executed, authenticated and delivered in accordance with the Indenture against payment of the agreed consideration therefore and issued and sold as contemplated by the Prospectus Supplement, will constitute the valid and binding obligations of the Company, subject to (i) bankruptcy, insolvency, reorganization, moratorium




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The Gillette Company               -2-                         August 23, 2002



and other similar laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus Supplement under the caption "Legal Matters."

                                           Very truly yours,


                                           /s/ Ropes & Gray

                                           Ropes & Gray